Exhibit 99.3

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note: The information contained in the Item has been updated to reflect the following:

–	The retrospective adoption of SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51”, effective July 1, 2009.

–	The retrospective adoption of FASB Staff Position APB 14-1, “Accounting for Convertible Instruments That May Be Settled Upon Conversion (Including Partial Cash Settlement)”, effective July 1, 2009.

Executive Summary

We are the parent company of Dollar Financial Group, Inc., which, together with its wholly owned subsidiaries, is collectively referred to as OPCO. Historically, we have derived our revenues primarily from providing check cashing services, consumer lending and other consumer financial products and services, including money orders, money transfers, foreign currency exchange, branded debit cards, pawn lending, gold buying and bill payment. For our check cashing services, we charge our customers fees that are usually equal to a percentage of the amount of the check being cashed and are deducted from the cash provided to the customer. For our consumer loans, we receive interest and fees on the loans.

Most of our retail financial service locations issue single-payment consumer loans on the company-funded consumer loan model. In August 2007, we launched an internet single-payment loan site for residents of California and, in February 2008, for Arizona residents; and we plan to expand to other locations over time. During fiscal 2009, we acquired an established profitable U.K. Internet-based consumer lending business which was immediately accretive to earnings. The acquired company is competitively positioned in a rapidly growing market and further expands our expertise within the Internet lending arena. We believe we can export and leverage this expertise to other European countries as well as our Canadian business operations.

On August 30, 2007, we entered into a purchase agreement to acquire substantially all of the assets of 45 retail financial services stores (the APL Acquisition) for $29.3 million in cash, which included $2.0 million in cash to be held in escrow for 24 months to secure certain indemnification claims. The Company expects the full return of the $2.0 million escrow balance. The purchase of the stores was consummated from late August 2007 through the middle of October 2007. The total aggregate purchase price for the 45 stores that were acquired during fiscal 2008 was $29.3 million in cash.

On November 15, 2007, we redeemed the remaining $2.0 million principal amount of our 9.75% Senior Notes at a redemption price of 104.875%, plus accrued and unpaid interest.

On December 15, 2007, we consummated the purchase of substantially all of the assets of CCS Financial Services, Inc., d/b/a The Check Cashing Store, which operated 81 financial services stores in southeast Florida offering check cashing, single-payment short term consumer loans and other ancillary products. The total purchase price for the acquisition, including the consumer loan portfolio and cash in stores at closing, was $102.1 million in cash.

On June 30, 2008, as part of a process to rationalize our United States markets, we made a determination to close 24 of our unprofitable stores in various United States markets. In August 2008, we identified another 30 stores in the United States and 17 stores in Canada that were under-performing and which were closed or merged into a geographically proximate store. The primary cease-use date for these stores was in September 2008. Customers from these stores were transitioned to our other stores in close proximity to the stores affected. We recorded costs for severance and other retention benefits of $0.6 million and store closure costs of $4.9 million consisting primarily of lease obligations and leasehold improvement write-offs. Subsequent to the initial expense amounts recorded, we have recorded an additional $0.9 million of additional lease obligation expense for these locations. During the fourth quarter of fiscal 2009 we announced the closing of an additional 60 under-performing U.S. store locations. We recorded costs for severance and other retention benefits of approximately $0.4 million and store closure related costs of approximately $3.2 million consisting primarily of lease obligations and leasehold improvement write-offs. The closure of stores in the United States and Canada did not result in any impairment of goodwill since the store closures will be accretive to cash flow.

On July 21, 2008, we announced that our Board of Directors had approved a stock repurchase plan, authorizing us to repurchase in the aggregate up to $7.5 million of our outstanding common stock, which is the maximum amount of common stock we can repurchase pursuant to the terms of our credit facility. By October 13, 2008, we had repurchased 535,799 shares of our common stock at a cost of approximately $7.5 million, thus completing our stock repurchase plan.

On April 21, 2009 we completed the acquisition of an established profitable U.K. internet-based consumer lending business which is immediately accretive. The acquired company is competitively positioned in a rapidly growing market and further expands our expertise within the internet lending arena. Moreover, we believe we can export and leverage this expertise to other European countries as well as our Canadian business unit.

On June 30, 2009, we completed the acquisition of four stores in Northern Ireland. Three of the stores reside in central Belfast with the fourth store situated in the town of Lisburn, the third largest city in Northern Ireland. The acquired stores are multi-product locations offering check cashing, payday lending, and pawn broking services.

On June 30, 2009, we completed the acquisition of two market leading traditional pawn shops located in Edinburgh and Glasgow, Scotland. The two stores were established in the year 1830 and primarily deal in loans securitized by gold jewelry and fine watches, while offering traditional secured pawn lending for an array of other items. Both stores are located in prominent locations on major thoroughfares and high pedestrian traffic zones.

On June 30, 2009, we completed the acquisition of an established consumer lending business in Poland. The acquired company, Optima, S.A., founded in 1999 and headquartered in Gdansk, offers unsecured loans of generally 40 — 50 week durations with an average loan amount of $250 to $500. The loan transaction includes a convenient in-home servicing feature, whereby loan disbursement and collection activities take place in the customer’s home according to a mutually agreed upon and pre-arranged schedule. The in-home loan servicing concept is well accepted within Poland and Eastern Europe, and was initially established in the U.K. nearly 100 years ago. Customer sales and service activities are managed through an extensive network of local commission based representatives across 5 provinces in northwestern Poland.

During the fiscal quarter and fiscal year ended June 30, 2009, our Canadian subsidiary, Money Mart, recorded a charge of US$57.4 million in relation to the pending settlement of a class action proceeding in the province of Ontario, Canada and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces. There is no assurance that the Ontario settlement will receive final Court approval or that any of the other class action proceedings will be settled. Although we believe that we have meritorious defenses to the claims in the proceedings and intend to vigorously defend against such claims, the ultimate cost of resolution of such claims, either through settlements or pursuant to litigation, may substantially exceed the amount accrued at June 30, 2009, and additional accruals may be required in the future.

Our expenses primarily relate to the operations of our store network, including the provision for loan losses, salaries and benefits for our employees, occupancy expense for our leased real estate, depreciation of our assets and corporate and other expenses, including costs related to opening and closing stores.

In each foreign country in which we operate, local currency is used for both revenues and expenses. Therefore, we record the impact of foreign currency exchange rate fluctuations related to our foreign net income.

Discussion of Critical Accounting Policies

In the ordinary course of business, we have made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our financial statements in conformity with U.S. generally accepted accounting principles. We evaluate these estimates on an ongoing basis, including those related to revenue recognition, loan loss reserves and goodwill and intangible assets. We base these estimates on the information currently available to us and on various other assumptions that we believe are reasonable under the circumstances. Actual results could vary from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies affect the more significant judgments and estimates used in the preparation of our financial statements:

Revenue Recognition

With respect to company-operated stores, revenues from our check cashing, money order sales, money transfer, foreign currency exchange, bill payment services and other miscellaneous services reported in other revenues on our statement of operations are all recognized when the transactions are completed at the point-of-sale in the store.

With respect to our franchised locations, we recognize initial franchise fees upon fulfillment of all significant obligations to the franchisee. Royalties from franchisees are recognized as earned. The standard franchise agreements grant to the franchisee the right to develop and operate a store and use the associated trade names, trademarks, and service marks within the standards and guidelines that we established. As part of the franchise agreement, we provide certain pre-opening assistance including site selection and evaluation, design plans, operating manuals, software and training. After the franchised location has opened, we provide updates to the software, samples of certain advertising and promotional materials and other post-opening assistance that we determine is necessary. Franchise/agent revenues were $7.0 million, $5.0 million and $4.2 million for the years ended June 30, 2007, 2008, and 2009, respectively.

For single-payment consumer loans that we make directly (company-funded loans), which have terms ranging from 1 to 45 days, revenues are recognized using the interest method. Loan origination fees are recognized as an adjustment to the yield on the related loan. Our reserve policy regarding these loans is summarized below in “Company-Funded Consumer Loan Loss Reserves Policy.”

Company-Funded Consumer Loan Loss Reserves Policy

We maintain a loan loss reserve for probable losses inherent in the outstanding loan portfolio for single-payment and other consumer loans we make directly through our company-operated locations. To estimate the appropriate level of loan loss reserves, we consider known and relevant internal and external factors that affect loan collectability, including the amount of outstanding loans owed to us, historical loans charged off, current collection patterns and current economic trends. Our current loan loss reserve is based on our net charge-offs, typically expressed as a percentage of loan amounts originated for the last twelve months applied against the total amount of outstanding loans that we make directly. As these conditions change, we may need to make additional allowances in future periods. Despite the economic downturn in the U.S. and the foreign markets in which we operate, we have not experienced any material increase in the defaults on outstanding loans, however we have tightened lending criteria. Accordingly, we have not modified our approach to determining our loan loss reserves.

When a loan is originated, the customer receives the cash proceeds in exchange for a post-dated customer check or a written authorization to initiate a charge to the customer’s bank account on the stated maturity date of the loan. If the check or the debit to the customer’s account is returned from the bank unpaid, the loan is placed in default status and an additional reserve for this defaulted loan receivable is established and charged to store and regional expenses in the period that the loan is placed in default status. This reserve is reviewed monthly and any additional provision to the loan loss reserve as a result of historical loan performance, current collection patterns and current economic trends is charged to store and regional expenses. If the loans remain in defaulted status for 180 days, a reserve for the entire amount of the loan is recorded and the receivable and corresponding reserve is ultimately removed from the balance sheet. The receivable for defaulted single-payment loans, net of the allowance of $17.0 million at June 30, 2009 and $22.6 million at June 30, 2008, is reported on our balance sheet in loans in default, net and was $6.4 million at June 30, 2009 and $11.3 million at June 30, 2008.

Check Cashing Returned Item Policy

We charge operating expense for losses on returned checks during the period in which such checks are returned, which generally is three to five business days after the check is cashed in our store. Recoveries on returned checks are credited to operating expense during the period in which recovery is made. This direct method for recording returned check losses and recoveries eliminates the need for an allowance for returned checks. These net losses are charged to other store and regional expenses in the consolidated statements of operations.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill is the excess of cost over the fair value of the net assets of the business acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is assigned to reporting units, which we have determined to be our reportable operating segments of the United States, Canada and the United Kingdom. The Company also has a corporate reporting unit which consists of costs related to corporate infrastructure, investor relations and other governance activities. Because of the limited activities of the corporate reporting unit, no goodwill has been assisgned. Goodwill is assigned to the reporting unit that benefit from the synergies arising from each particular business combination. The determination of the operating segments being equivalent to the reporting units for goodwill allocation purposes is based upon our overall approach to managing our business along operating segment lines, and the consistency of the operations within each operating segment. Goodwill is evaluated for impairment on an annual basis on June 30 or between annual tests if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. To accomplish this, we are required to determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. We are then required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, we would be required to perform a second step to the impairment test, as this is an indication that the reporting unit goodwill may be impaired. If the amount of implied goodwill (which is the excess of the fair value of the reporting unit determined in the first step over the fair value of the tangible and identifiable intangible assets of the reporting unit), is less than the recorded amount of goodwill, a goodwill impairment charge is recorded for the difference.

For the U.S. reporting unit, the amount of goodwill has increased significantly since June 30, 2007 primarily due to the acquisitions of APL and CCS during fiscal 2008. During 2009, the overall fair value of the U.S. reporting unit has declined based on the Company’s internal models; however, the performance of the two aforementioned acquisitions has continued to perform above initial expectations and the recent closure of unprofitable U.S. stores has improved store margins. Therefore, the fair value of the U.S. reporting unit, taken as a whole, continues to exceed its carrying value. The impact of the continued economic downturn, along with any federal or state regulatory restrictions on our short-term consumer lending product could reduce the fair value of the U.S. goodwill below its carrying value at which time we would be required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired.

Indefinite-lived intangible assets consist of reacquired franchise rights, which are deemed to have an indefinite useful life and are not amortized. Non-amortizable intangibles with indefinite lives are tested for impairment annually as of December 31, or whenever events or changes in business circumstances indicate that an asset may be impaired. If the estimated fair value is less than the carrying amount of the intangible assets with indefinite lives, then an impairment charge would be recognized to reduce the asset to its estimated fair value.

We consider this to be one of the critical accounting estimates used in the preparation of our consolidated financial statements. We estimate the fair value of our reporting units using a discounted cash flow analysis. This analysis requires us to make various judgmental assumptions about revenues, operating margins, growth rates, and discount rates. These assumptions are based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. Assumptions are also made for perpetual growth rates for periods beyond our long term business plan period. We perform our goodwill impairment test annually as of June 30, and our reacquired franchise rights impairment test annually as of December 31. At the date of our last evaluations, there was no impairment of goodwill or reacquired franchise rights. However, we may be required to evaluate the recoverability of goodwill and other intangible assets prior to the required annual assessment if we experience a significant disruption to our business, unexpected significant declines in our operating results, divestiture of a significant component of our business, a sustained decline in market capitalization, particularly if it falls below our book value, or a significant change to the regulatory environment in which we operate. While we believe we have made reasonable estimates and assumptions to calculate the fair value of goodwill and indefinite-lived intangible assets, it is possible a material change could occur, including if actual experience differs from the assumptions and considerations used in our analyses. These differences could have a material adverse impact on the consolidated results of operations, and cause us to perform the second step impairment test, which could result in a material impairment of our goodwill. We will continue to monitor our actual cash flows and other factors that may trigger a future impairment in the light of the current global recession.

Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (SFAS 161), amends and expands the disclosure requirements of FASB Statement No. 133 (SFAS 133) with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by SFAS 133, we record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. We may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or we elect not to apply hedge accounting under SFAS 133.

Income Taxes

As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax liability together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. An assessment is then made of the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we establish a valuation allowance.

In June 2006, the Financial Accounting Standards Board (the “FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS 109, Accounting for Income Taxes (“FIN 48”), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes, by prescribing a minimum recognized threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 requires that a “more-likely-than-not” threshold be met before the benefit of a tax position may be recognized in the financial statements and prescribes how such benefit should be measured. It requires that the new standard be applied to the balances of assets and liabilities as of the beginning of the period of adoption and that a corresponding adjustment, if required, be made to the opening balance of our retained earnings balance beginning July 1, 2007. We adopted the provisions of FIN 48 on July 1, 2007. The implementation of FIN 48 did not result in any adjustment in our liability for unrecognized income tax benefits.

Results of Operations

The percentages presented in the following table are based on each respective year’s total consolidated revenues:

	2007		2008		2009
	(Dollars in thousands)

Total revenues:
Check cashing	$166,754	36.6%	$196,580	34.4%	$164,598	31.2%
Fees from consumer lending	227,445	49.9%	292,517	51.1%	275,272	52.1%
Money transfer fees	20,879	4.6%	27,512	4.8%	26,823	5.1%
Other	40,654	8.9%	55,575	9.7%	61,160	11.6%

Total consolidated revenues	455,732	100.0%	572,184	100.0%	527,853	100.0%

U.S. revenues:
Check cashing	48,435	10.7%	57,438	10.0%	56,378	10.7%
Fees from consumer lending	73,611	16.2%	79,838	14.0%	79,612	15.1%
Money transfer fees	4,325	0.9%	5,744	1.0%	5,926	1.1%
Other	9,634	2.1%	10,711	1.9%	12,942	2.5%

Total U.S. revenues	136,005	29.9%	153,731	26.9%	154,858	29.4%

Canadian revenues:
Check cashing	66,646	14.6%	81,806	14.4%	67,830	12.8%
Fees from consumer lending	110,010	24.1%	147,313	25.7%	121,518	23.0%
Money transfer fees	11,678	2.6%	16,124	2.8%	15,092	2.9%
Other	24,202	5.3%	34,248	5.9%	31,827	6.0%

Total Canadian revenues	212,536	46.6%	279,491	48.8%	236,267	44.7%

United Kingdom revenues:
Check cashing	51,673	11.3%	57,336	10.0%	40,390	7.7%
Fees from consumer lending	43,824	9.6%	65,366	11.4%	74,142	14.0%
Money transfer fees	4,876	1.1%	5,644	1.0%	5,805	1.1%
Other	6,818	1.5%	10,616	1.9%	16,391	3.1%

Total United Kingdom revenues	107,191	23.5%	138,962	24.3%	136,728	25.9%

Store and regional expenses:
Salaries and benefits	129,522	28.4%	159,363	27.9%	145,716	27.6%
Provision for loan losses	45,799	10.0%	58,458	10.2%	52,136	9.9%
Occupancy	32,270	7.1%	43,018	7.5%	41,812	7.9%
Depreciation	9,455	2.1%	13,663	2.4%	13,075	2.5%
Other	83,195	18.3%	98,452	17.2%	93,310	17.7%

Total store and regional expenses	300,241	65.9%	372,954	65.2%	346,049	65.6%

Store and regional margin	155,491	34.1%	199,230	34.8%	181,804	34.4%

Corporate expenses	53,327	11.7%	70,859	12.4%	68,217	12.9%
Other depreciation and amortization	3,390	0.7%	3,902	0.7%	3,827	0.7%
Interest expense, net	31,462	6.9%	44,378	7.8%	43,696	8.3%
Loss on extinguishment of debt	31,784	7.0%	—	—%	—	—%
Goodwill impairment and other charges	24,301	5.3%	—	—%	—	—%
Unrealized foreign exchange loss (gain)	7,551	1.7%	—	—%	(5,499)	(1.0)%
(Proceeds from) provision
for litigation settlements	(3,256)	(0.7)%	345	0.1%	57,920	11.0%
Loss on store closings	964	0.2%	993	0.2%	10,340	2.0%
Other expense (income), net	436	0.1%	(626)	(0.2)%	(4,898)	(0.9)%

Income before income taxes	5,532	1.2%	79,379	13.9%	8,201	1.6%
Income tax provision	37,735	8.3%	36,015	6.3%	15,023	2.8%

Net (loss) income	$(32,203)	(7.1)%	$43,364	7.6%	$(6,822)	(1.3)%

Constant Currency Analysis

We maintain operations primarily in the United States, Canada and United Kingdom. Approximately 70% of our revenues are originated in currencies other than the US Dollar, principally the Canadian Dollar and British Pound Sterling. As a result, changes in our reported revenues and profits include the impacts of changes in foreign currency exchange rates. As additional information to the reader, we provide “constant currency” assessments in the following discussion and analysis to remove and/or quantify the impact of the fluctuation in foreign exchange rates and utilize constant currency results in our analysis of segment performance. Our constant currency assessment assumes foreign exchange rates in the current fiscal periods remained the same as in the prior fiscal year periods. For the year ended June 30, 2009, the actual average exchange rates used to translate the Canadian and United Kingdom’s results were 0.8621 and 1.6109, respectively. For our constant currency reporting for comparing fiscal 2009 and fiscal 2008, the average exchange rates used to translate the Canadian and United Kingdom’s results were 0.9908 and 2.0038, respectively. For the year ended June 30, 2008, the actual average exchange rates used to translate the Canadian and United Kingdom’s results were 0.9908 and 2.0038, respectively. For our constant currency reporting for comparing fiscal 2008 and fiscal 2007, the average exchange rates used to translate the Canadian and United Kingdom’s results were 0.8837 and 1.9332, respectively. All conversion rates are based on the US Dollar equivalent to one Canadian Dollar and one Great British Pound.

We believe that our constant currency assessments are a useful measure, indicating the actual growth and profitability of our operations. Earnings from our subsidiaries are not generally repatriated to the US; therefore, we do not incur significant gains or losses on foreign currency transactions with our subsidiaries. As such, changes in foreign currency exchange rates primarily impact only reported earnings and not our actual cash flow.

Fiscal 2009 Compared to Fiscal 2008

Revenues  Total revenues for the year ended June 30, 2009 decreased $44.3 million, or 7.7% as compared to the year ended June 30, 2008. The impact of foreign currency accounted for a decrease of approximately $67.2 million which was offset by new store openings and acquisitions of approximately $36.3 million. On a constant currency basis and after eliminating the impact of new stores and acquisitions, total revenues decreased by $13.4 million or 2.3%.

Relative to our products, consolidated check cashing revenue decreased $32.0 million or 16.3% for the year ended June 30, 2009 compared to the same period in the prior year. There was a decrease of $19.0 million related to foreign exchange rates and increases from new stores and acquisitions of $10.5 million. The remaining check cashing revenues were down $23.5 million or 11.9% for the current year. Eliminating the impacts of foreign exchange rates and new stores and acquisitions, check cashing revenues from our U.S. business segment decreased 14.1%, while the Canadian business declined 6.9% over the previous year’s period. Similarly, check cashing fees in the United Kingdom decreased 17.0% over the prior year’s period. On a consolidated constant currency basis, the face amount of the average check cashed increased 0.5% to $534 for the year ended June 30, 2009 compared to $531 for the prior year period while the average fee per check cashed remained consistent at approximately $19.85. During fiscal 2009, global check counts declined by approximately 6.6%.

Consolidated fees from consumer lending were $275.3 million for the year ended June 30, 2009 compared to $292.5 million for the year earlier period which is a decrease of $17.2 million or 5.9%. The impact of foreign currency fluctuations accounted for a decrease of approximately $35.3 million that was partially offset by new stores and acquisitions of $17.4 million. The remaining increase of $0.7 million was primarily provided by our operations in the United Kingdom which increased by 33.3% offset in part by both the U.S. and Canadian consumer lending businesses, which decreased by 12.4% and 7.6%, respectively. The increase in the United Kingdom is in part related to the strong growth in that country’s pawn lending business.

For the year ended June 30, 2009, money transfer fees decreased in reported amounts by $0.7 million, when adjusted for currency and excluding the impact from new stores and acquisitions, increased by $1.1 million or 4.1% for the year ended June 30, 2009 as compared to the year earlier period. On a constant currency basis and excluding the impact from new stores and acquisitions, other revenue, increased by $8.3 million, or 15.0% in the current fiscal year, principally due to the success of the foreign exchange product, the debit card business, gold sales and other ancillary products.

Store and Regional Expenses  Store and regional expenses were $346.0 million for the year ended June 30, 2009 compared to $373.0 million for the year ended June 30, 2008, a decrease of $26.9 million or 7.2%. The impact of foreign currency accounted for a decrease of approximately $38.7 million which was partially offset by the impact associated with the two acquisitions during the first half of fiscal 2008 of approximately $16.1 million. On a constant currency basis and after eliminating the impact of new stores and acquisitions, store and regional expenses decreased by $4.3 million. For the current year cumulative period, total store and regional expenses increased to 65.6% of total revenue compared to 65.2% of total revenue for the year earlier period. After adjusting for constant currency reporting and eliminating the impact of new stores and acquisitions, the percentage of total store and regional expenses as compared to total revenue increased from the reported amount of 65.6% to 66.0% for fiscal 2009.

Relative to our business units, after excluding the impacts of foreign currency and acquisitions, U.S. store and regional expenses decreased by $20.5 million and Canada’s expenses remained relatively flat. The results in the United States and Canada are consistent with the closure of approximately 70 U.S. and Canadian stores that was announced earlier in the current fiscal year. In addition, there were an additional 60 U.S. stores that were closed during June 2009. The adjusted store and regional expenses in the United Kingdom were up approximately $16.0 million for the year ended June 30, 2009 as compared to the prior year. The U.K. increase was primarily attributable to the categories of salary and benefits, occupancy, loan loss provision, depreciation and advertising which are all commensurate with growth in that country.

Corporate Expenses  Corporate expenses were $68.2 million for fiscal 2009 compared to $70.9 million for fiscal 2008, a decrease of $2.7 million or 3.8%. On a constant currency basis, corporate expenses increased by approximately $2.7 million. The increase is primarily due to increased regulatory and lobbying costs, increased investment in global management capabilities, additional investment in infrastructure to support our global de novo store growth, acquisitions strategy and management and integration of recent acquisitions.

Other Depreciation and Amortization  Other depreciation and amortization expenses remained relatively unchanged and were $3.8 million for fiscal 2009 and $3.9 million for fiscal 2008.

Provision for (Proceeds from) Legal Settlements  Provisions for legal settlement were $57.9 million for the current fiscal year compared to $0.3 million in the year earlier period. The increase was almost solely driven as a result of a fourth quarter charge of $57.4 million by our Canadian subsidiary, Money Mart, on account of the pending class action settlement and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces.

Loss on Store Closings  The Company recognized loss on store closing expense of $10.3 million for the year ended June 30, 2009 as compared to the year earlier period amount of $1.0 million. Of the current year amount, $7.2 million was recognized in the United States, $3.0 million in Canada and $0.2 million in the United Kingdom. These expenses were related to the Company’s efforts to eliminate under-performing locations as well as eliminating locations in states with uncertain or less favorable regulation or are located in areas/states where the Company has only a few locations resulting in an inefficient and more costly infrastructure.

Unrealized Foreign Exchange Gain  In May 2009, we executed an early settlement of its U.K. cross currency interest rate swaps that had been in place since December, 2006. These cross currency interest rate swaps had the impact of synthetically converting the foreign denominated debt into the local currency of the United Kingdom at a fixed rate of interest. As a result of that early settlement, the foreign currency impacts associated with the bank debt outstanding in both U.S. Dollars and Euros on the U.K.’s balance sheet is now recorded through our income statement — resulting in gain of $5.5 million for the year ended June 30, 2009.

Interest Expense  Interest expense was $43.7 million for the year ended June 30, 2009 compared to $44.4 million for the preceding year. On June 27, 2007, we issued $200.0 million aggregate principal amount of the Convertible Notes in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The proceeds from the Convertible Notes were initially invested until approximately $131.4 million was utilized during fiscal 2008 for the American Payday Loans and The Check Cashing Store acquisitions. For the year ended June 30, 2009, there was an increase in net interest expense of approximately $3.0 million resulting from a decrease of interest income related to the lower amount of short-term invested cash due to the aforementioned fiscal 2008 acquisitions, as compared to the prior year. This was offset by a decrease of approximately $4.5 million in interest expense resulting primarily from the impact of foreign currency translation of interest expense in our Canadian and U.K. operations. With the early settlement of the U.K.’s cross-currency interest rate swaps that were executed during the fourth quarter of this fiscal year, the interest rate for our U.K. debt will now be recorded at the variable interest rates provided for in the credit agreement.

Income Tax Provision  The provision for income taxes was $15.0 million for fiscal 2009 compared to a provision of $36.0 million for fiscal 2008. Our effective tax rate for fiscal 2009 is 183.2% which is a combination of an effective rate of 106.4% on continuing operations and other one-time charges reduced by the impact of a favorable settlement granted in a competent authority tax proceeding between the United States and Canadian tax authorities related to transfers pricing matters for years 2000 through 2003, the import of the convertible debt discount and an adjustment to our reserve for uncertain tax benefits related to years for which a settlement has not yet been received. The impact to our fiscal 2009 provision for income taxes related to these two items was $2.9 million. Our effective tax rate differs from the statutory rate of 35% due to foreign taxes, permanent differences and a valuation allowance on U.S. and foreign deferred tax assets and the aforementioned changes to our reserve for uncertain tax positions. The principal reason for the significant difference in the effective tax rate between periods was the $57.4 million charge to earnings in connection with the pending Ontario settlement and for the potential settlement of certain of the similar class action proceedings pending in other Canadian provinces. This charge caused a significant reduction in pre-tax income resulting in a material difference in the effective tax rate on continuing operations for fiscal 2009. Without the provision for legal settlements, the impact of the convertible debt discount and Competent Authority settlement the effective tax rate for fiscal 2009 would have been 48.6%

The Company believes that its ability to utilize pre-2007 net operating losses in a given year will be limited to $9.0 million under Section 382 of the Internal Revenue Code, which we refer to as the Code, because of changes of ownership resulting from our June 2006 follow-on equity offering. In addition, any future debt or equity transactions may reduce our net operating losses or further limit our ability to utilize the net operating losses under the Code. The deferred tax asset related to excess foreign tax credits is also fully offset by a valuation allowance of $45.6 million. Additionally, we maintain foreign deferred tax assets in the amount of $28.4 million. Of this amount $1.3 million was recorded by our Canadian affiliate during fiscal 2007 related to a foreign currency loss sustained in connection with the hedge of its term loan. This deferred tax asset was offset by a full valuation allowance of $1.3 million since the foreign currency loss is capital in nature and at this time we have not identified any potential for capital gains against which to offset the loss.

We adopted the provisions of FIN 48 on July 1, 2007. The implementation of FIN 48 did not result in any adjustment in our liability for unrecognized income tax benefits. At June 30, 2009 we had $7.8 million of unrecognized tax benefits, primarily related to transfer pricing matters, which if recognized, would affect our effective tax rate. The reduction from the June 30, 2008 balance of $9.9 million was principally caused by the impact of the favorable competent authority ruling received from the Canadian taxing authorities during the current fiscal year.

The tax years ending June 30, 2005 through 2008 remain open to examination by the taxing authorities in the United States, United Kingdom and Canada.

We recognize interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2009, we had approximately $0.5 million of accrued interest related to uncertain tax positions which remained materially unchanged from the prior year. The provision for unrecognized tax benefits, including accrued interest, is included in income taxes payable.

Fiscal 2008 Compared to Fiscal 2007

Revenues  Total revenues were $572.2 million for fiscal 2008 compared to $455.7 million for fiscal 2007, an increase of $116.5 million or 25.6%.

Consolidated check cashing revenue increased by 17.9%, or $29.8 million, from fiscal 2007 to fiscal 2008. Our Canadian business segment grew by 22.7%, while our U.K. business experienced growth of 11.0%. On a consolidated basis, the face amount of the average check cashed increased 10.1% to $531 for fiscal June 30, 2008 compared to $482 for the prior year period, resulting in the average fee per check cashed increasing by 7.2% to $19.85. Consolidated consumer lending revenue was $292.5 million for fiscal June 30, 2008, representing an increase of 28.6% or $65.1 million compared to the prior year period. The increase was primarily driven by strong performance in the international businesses as the Canadian market grew 33.9%, while the U.K. business realized growth of 49.2% over the prior year’s period. Money transfer fees for the year increased 31.8% year-over-year, driven by continued strong growth in our international markets. Other revenue increased by 50.1% for the year, principally due to the success of our MasterCard® and Visa® branded debit-card sales across our three key markets, as well as growth in the foreign currency product in Canada and the United Kingdom.

Currency rates in the United Kingdom and Canada accounted for $3.9 million and $25.7 million, respectively, of the increase in fiscal year 2008 as compared to fiscal 2007. On a constant currency basis, revenues in the United Kingdom and Canada for the entire period increased by $27.9 million and $41.4 million, respectively, primarily due to revenues from our consumer loan products and check cashing. Revenues from franchise fees and royalties decreased by $2.0 million primarily due to the acquisitions of franchise stores.

Store and Regional Expenses  Store and regional expenses were $373.0 million for fiscal 2008 compared to $300.2 million for fiscal 2007, an increase of $72.8 million or 24.2%. Currency rates in the United Kingdom and Canada attributed to $2.6 million and $13.4 million, respectively, of the increase in fiscal 2008 as compared to fiscal 2007. For fiscal 2008, total store and regional expenses decreased to 65.2% of total revenues compared to 65.9% of total revenues for fiscal year 2007. On a constant currency basis, store and regional expenses increased $27.2 million in Canada, $10.3 million in the United Kingdom and $19.2 million in the United States. The increase in Canada was primarily due to increases in salaries, occupancy expenses, returned checks and cash shortages, the provision for loan losses and store maintenance expenses all of which are commensurate with the overall growth in Canadian revenues. These costs were offset by decreases in professional fees and advertising expenses. Similarly, in the United Kingdom, the increase is primarily related to increases in salaries, occupancy, returned checks and cash shortages, advertising and other costs commensurate with the growth in that country. These costs were offset by a decrease in the provision for loan losses due to improved collections. In the United States, the increase is due to salaries, occupancy, depreciation, returned checks and cash shortages and other incremental costs associated with the acquisitions in Southeast Florida and the Midwestern states.

Corporate Expenses  Corporate expenses were $70.9 million for fiscal 2008 compared to $53.3 million for fiscal 2007, an increase of $17.6 million or 33.0%. The increase is primarily due to increased regulatory and lobbying costs, additional investment in infrastructure to support our global de novo store growth, acquisitions strategy and management and integration of recent acquisitions.

Other Depreciation and Amortization  Other depreciation and amortization expenses remained relatively unchanged and were $3.9 million for fiscal 2008 and $3.4 million for fiscal 2007.

Loss on Extinguishment of Debt  Loss on extinguishment of debt was $0.1 million for fiscal 2008 as compared to $31.8 million for fiscal 2007.

On June 16, 2006, we announced the pricing of an underwritten follow-on offering of 5,000,000 shares of our common stock at $16.65 per share. On June 21, 2006, we received $80.8 million in net proceeds in connection with this follow-on offering, which on July 21, 2006 were used to redeem $70.0 million principal amount of our outstanding Notes. On October 30, 2006, we completed the refinancing of $198.0 million principal amount of the Notes and entered into the New Credit Agreement. On November 15, 2007, we redeemed the remaining $2.0 million principal amount outstanding of the Notes.

In connection with the redemptions of the aforementioned outstanding principal amounts of our Notes, we incurred related losses on the extinguishment of debt. For fiscal 2007 and 2008, the loss incurred on the extinguishment of debt is as follows (in millions):

	Year Ended June 30,
	2007	2008

Call premium	$6.8	$0.1
Tender premium	17.6
Write-off of previously capitalized deferred issuance costs, net	8.8
Write-off of original issue premium	(1.4)

Total	$31.8	$0.1

Provision for (Proceeds from) Legal Settlement  The expense associated with legal settlements for fiscal 2008 amounted to $0.3 million related to our WTP business. Proceeds from legal settlements for the year ended June 30, 2007 was $3.3 million.

On October 21, 2005, we filed an action against IDLD, Inc., Ira Distenfield and Linda Distenfield, which we refer to collectively as the IDLD Parties, alleging that the sellers of the WTP USA business deliberately concealed certain franchise sales from us. We also asserted breaches of representations and warranties made by the sellers with respect to undisclosed liabilities and other matters arising out of the acquisition. In December 2006, we settled the matter with all of the IDLD Parties and as a result we received all of the funds, approximately $3.3 million, which had been held in escrow from the acquisition.

Goodwill Impairment and Other Charges  There were no charges for goodwill impairment during fiscal 2008. We incurred $24.3 million in goodwill impairment and other charges during fiscal 2007.

In December 2006, we announced a restructuring plan for the WTP business unit. As a result of the restructuring initiatives, fiscal 2007, we incurred $1.2 million for cash expenses related to the closure of the company-operated stores and other initiatives. In addition, we incurred $23.2 million in one-time non-cash charges including the write-off of $22.5 million of goodwill and $0.7 million in other tangible and intangible assets, net of deferred fees.

Unrealized Foreign Exchange Loss  We incurred no charges for the mark to market of term loans in fiscal 2008. We incurred $7.6 million of charges in fiscal 2007 due to foreign currency translation adjustments related to our subsidiaries foreign debt, which is denominated in currencies other than their local currency, during the transition period until we completed cross currency interest rate swaps which synthetically converted the foreign debt into the local currency of each country.

Interest Expense  Interest expense was $44.4 million for the twelve months ended June 30, 2008 compared to $31.5 million for the twelve months ended June 30, 2007. In July 2006, we used the proceeds from the June 2006 common stock offering to retire $70.0 million of outstanding principal of Notes. Furthermore, in September 2006 we commenced a cash tender offer for any and all of the remaining $200.0 million aggregate principal amount of our Notes. The total principal amount of the Notes tendered was $198.0 million. On October 30, 2006, we completed the refinancing of our existing credit facilities and entered into the New Credit Agreement which consisted of $375.0 million six year term loans held by our foreign subsidiaries, a $75.0 million revolving credit facility in the U.S. and a $25.0 million revolving credit facility in Canada. On June 27, 2007, we issued $200.0 million aggregate principal amount of the Convertible Notes in a private offering for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. As a result of the higher outstanding long term debt during fiscal 2008, interest expense increased $16.1 million compared to fiscal 2007. Furthermore, the amortization of deferred issuance costs related to the New Credit Agreement accounted for a $1.6 million increase in interest expense. Offsetting these increases was $4.4 million in interest income from the short-term investment of the proceeds from the sale of Convertible Notes and $5.9 million from the reduction in the overall lower blended interest rate in the new facility and convertible debt compared to the blended rate of the long-term debt for the same period in the prior year. In addition, due to the proceeds from the sale of Convertible Notes, we did not draw down on our

U.S. or Canadian revolving credit facility and only minimally on our U.K facility in fiscal 2008 which accounted for a $2.8 million reduction for the twelve months ended June 30, 2008 compared to the same period in the prior year.

Income Tax Provision  The provision for income taxes was $36.0 million for fiscal 2008 compared to a provision of $37.7 million for fiscal 2007. Our effective tax rate differs from the federal statutory rate of 35.0% due to foreign taxes, permanent differences and a valuation allowance against U.S. and foreign deferred tax assets. Our effective income tax rate was 45.4% for fiscal 2008 and 682.1% for fiscal 2007. The principal reason for the significant difference in the effective tax rate between periods was the reduction in U.S. interest expense during fiscal 2007 due to the retirement of public debt and the issuance of convertible debt fiscal 2007, the tax effects of the WTP restructuring completed in December 2006, and the $5.9 million withholding tax recorded in connection with dividends received from Canada, each recorded in fiscal 2007. Furthermore, in addition to the current fiscal year’s taxable U.S. loss, $9.0 million of prior year’s net operating losses (NOL’s) and foreign tax credits were utilized to eliminate U.S. tax on the deemed dividend from Canada. The use of the NOL’s resulted in a $3.1 million corresponding reduction in the U.S. valuation allowance. These differences necessitated an increase in the valuation allowance resulting in an increase in the effective tax rate for the twelve month period ending June 30, 2007.

Prior to the global debt restructuring completed in fiscal 2007, interest expense in the United States resulted in U.S. tax losses, thus generating deferred tax assets. At June 30, 2008 we maintained deferred tax assets of $109.9 million which is offset by a valuation allowance of $97.7 million of which $3.7 million was provided for during fiscal 2008. The $109.9 million in deferred tax assets consists of $50.5 million related to net operating losses and the reversal of temporary differences, $45.7 million related to foreign tax credits and $13.7 million in foreign deferred tax assets. At June 30, 2008, U.S. deferred tax assets related to net operating losses and the reversal of temporary differences were reduced by a valuation allowance of $50.5 million, which reflects a decrease of $3.5 million during the year. The aggregate increase in U.S. deferred tax assets during the year was principally caused by the excess of foreign tax credit carry forwards expected to be generated from a taxable deemed dividend to be recorded during the current year offset in part by a reduction in deferred tax assets resulting from additional net operating loss utilization during the taxable years ended June 30, 2007 and June 30, 2008. The net operating loss carry forward at June 30, 2008 was $86.3 million. The reduction in net operating loss carry forwards between fiscal 2007 and fiscal 2008 from $99.0 million to $86.3 million is a combination of a reduction of $3.7 million in the company’s 2006 net operating loss carry forward and the anticipated utilization of $9.0 million of loss carry forwards to offset U.S. tax on a taxable deemed dividend to be recorded during fiscal 2008.

We believe that our ability to utilize net operating losses in a given year will be limited to $9.0 million under Section 382 of the Internal Revenue Code, which we refer to as the Code, because of changes of ownership resulting from our June 2006 follow-on equity offering. In addition, any future debt or equity transactions may reduce our net operating losses or further limit our ability to utilize the net operating losses under the Code. The deferred tax asset related to excess foreign tax credits is also fully offset by a valuation allowance of $45.7 million. Additionally, we maintain foreign deferred tax assets in the amount of $13.7 million. Of this amount $1.5 million was recorded by our Canadian affiliate during fiscal 2007 related to a foreign currency loss sustained in connection with the hedge of its term loan. This deferred tax asset was offset by a full valuation allowance of $1.5 million since the foreign currency loss is capital in nature and at this time we have not identified any potential for capital gains against which to offset the loss.

We adopted the provisions of FIN 48 on July 1, 2007. The implementation of FIN 48 did not result in any adjustment in our liability for unrecognized income tax benefits. At the adoption date of July 1, 2007, we had unrecognized tax benefit reserves related to uncertain tax positions of $7.6 million which, if recognized, would decrease the effective tax rate. At June 30, 2008 we had $9.9 million of unrecognized tax benefits, primarily related to transfer pricing matters, which if recognized, would affect our effective tax rate.

The tax years ending June 30, 2004 through 2007 remain open to examination by the taxing authorities in the United States, United Kingdom and Canada.

We recognize interest and penalties related to uncertain tax positions in income tax expense. As of June 30, 2008, we had approximately $0.7 million of accrued interest related to uncertain tax positions which remained materially unchanged from the prior year. The provision for unrecognized tax benefits, including accrued interest, is included in income taxes payable.

Fiscal 2009 compared to Fiscal 2008

			% Inc/Dec -
	Year Ended June 30		Margin
	2009	2008	Change
	Thousands of US$

Revenue:
United States	$154,858	$153,731	0.7%
Store and regional margin	13.7%	10.1%	3.6 pts.
Canada	236,267	279,491	−15.5%
Store and regional margin	44.1%	45.9%	(1.8	) pts.
United Kingdom	136,728	138,962	−1.6%
Store and regional margin	41.2%	39.9%	1.3 pts.

Total Revenue	$527,853	$572,184	−7.7%

Store and regional margin	$181,804	$199,230	−8.7%

Store and regional margin %	34.4%	34.8%	(0.4	) pts.

The following table represents each reportable segment’s revenue as a percentage of total segment revenue and each reportable segment’s pre-tax income as a percentage of total segment pre-tax income:

	Revenue		Pre-Tax Income
	Year Ended June 30		Year Ended June 30
	2009	2008	2009		2008

United States	29.3%	26.9%	(55.3	)%(1)	(15.1)%
Canada	44.8%	48.8%	104.3	%(2)	86.6%
United Kingdom	25.9%	24.3%	51.0	%(3)	28.5%

(1)	Excludes $0.4 million related to litigation settlements.

(2)	Excludes $57.4 million related to litigation settlements.

(3)	Excludes $5.5 million unrealized foreign exchange gain on term loan.

United States

Total U.S. revenues were $154.9 million for the year ended June 30, 2009 compared to $153.7 million for the year ended June 30, 2008, an increase of 0.7%. Excluding the impacts of acquisitions and new store activity, U.S. revenues decreased by $20.0 million. This decline is primarily related to decreases of $8.1 million and $9.9 million in check cashing and consumer lending revenue, respectively. Excluding acquisition-related impacts, the face value of checks cashed and the number of checks cashed is down 17.3% and 21.9%, respectively. In addition to a general decrease in our U.S. check cashing business, the closure of 54 stores in the first quarter of the current fiscal year also negatively impacted U.S. check cashing revenues on a year over year basis. However, as a result of the closure of these unprofitable stores, we increased our overall U.S. margins. Check cashing revenues as reported are also lower as a result of lower average fees per check associated with the CCS operations acquired during December of 2007.

Increasing unemployment through all sectors of the U.S. economy in the current period negatively impacted consumer lending volumes. As a result of current economic conditions, we are taking a more cautious approach to lending in all of our segments, including the United States. Lastly, the closure of underperforming stores during the first quarter of the current fiscal year has also contributed to lower year-over-year lending volumes. Excluding the impacts of acquisitions, U.S. funded loan originations decreased 14.8% or $51.5 million in the current year’s period as compared to the year earlier period.

Store and regional expenses in the United States decreased by $4.5 million, or 3.2%, from fiscal year 2008 as compared to the cumulative current period. Excluding the impacts of acquisitions, U.S. store and regional expenses decreased by approximately $20.6 million. The decrease is due primarily to the closure of 54 underperforming stores and the Company’s efforts in the area of expense control. We continue to closely monitor and control expenses. Further, the U.S. provision for loan losses as a percentage of loan revenues decreased by 5.0 pts from 31.2% for the year ended June 30, 2008 as compared to 26.2% for the current fiscal year due to improved collections and a tightening of our lending criteria.

Store and regional margins in the United States increased to 13.7% for the year ended June 30, 2009 compared to 10.1% for the prior fiscal year. The U.S. store and regional margins are significantly lower than the other segments. The primary drivers for this disparity are higher U.S. salary costs, somewhat higher occupancy costs and higher loan loss provisions. Management is addressing the lower U.S. margins, which is evident with the closure of 54 underperforming stores earlier in the fiscal year as well as the closure of approximately 60 U.S. stores in the fourth quarter of the current fiscal year. It is anticipated that the closure of these mostly underperforming stores will be accretive to earnings.

The U.S. pre-tax loss was $34.0 million for the year ended June 30, 2009 compared to a pre-tax loss of $12.0 million for the same period in the prior year. The $22.0 million decline for the current year period can be attributed to $6.3 million in additional costs related to the closure of approximately 114 underperforming stores during the current fiscal year. In addition, U.S. net interest expense increased by $5.4 million for the year ended June 30, 2009 compared to the same period in the prior year. This increase is attributable to lower interest income of $2.1 million as a result of cash used for the fiscal 2008 acquisitions, $1.7 million related to intercompany debt interest, $0.9 million in increased interest related to the revolving credit facility and $0.8 million in non-cash interest related to the Convertible Notes. The balance of the decline can be attributed to a prior year transfer pricing adjustment, offset in part by higher store and regional margins in fiscal 2009 as a result of the fiscal 2008 acquisitions.

Canada

Total Canadian revenues were $236.3 million for the year ended June 30, 2009, a decrease of 15.5% or $43.2 million as compared to the year earlier period. The impact of foreign currency rates accounted for $34.4 million of this decrease offset by $5.5 million of acquisitions and new stores. In constant dollars and excluding the impacts of acquisitions and new stores, the net decrease of Canadian revenues from fiscal year 2008 compared to the current fiscal year is $14.3 million. Constant dollar decreases of $5.6 million in check cashing revenues and $11.3 million in consumer lending revenues were offset by increases of $0.8 million in money transfer fees and $1.8 million in other revenues. On a constant dollar basis, check cashing revenues in Canada were impacted by decreases in the number of checks and the face value of checks - down by 11.6% and 8.1%, respectively. The average face amount per check increased by 3.9%, while the average fee per check increased by 7.2% for the year ended June 30, 2009 as compared to the year ended June 30, 2008.

The decrease in Canadian consumer lending revenue is consistent with some of the same factors that were mentioned in relation to the U.S. business, regarding the effects of the global recession on the Canadian economy and employment. In addition, our Canadian subsidiary has diminished the scale and tone of its Canadian marketing and advertising campaigns, as many of the Canadian provinces are actively engaged in formulating and/or instituting their respective consumer lending regulations and rate structures. Accordingly, as expected, new customer growth in Canada has softened. On a constant currency basis, company funded loan originations in Canada decreased $64.5 million or 6.8% in the current fiscal year as compared to the fiscal year 2008.

Store and regional expenses in Canada decreased $19.3 million or 12.8% from $151.3 million for the year ended June 30, 2008 to $132.0 million in the current fiscal year. The entire decrease is related to the impacts of changes in foreign currency rates. On a constant currency basis, provision for loan losses, as a percentage of loan revenues, has increased by 0.8 pts from 18.4% to 19.2%. Overall Canada’s store and regional margin percentage has decreased from 45.9% to 44.0%. The decrease in store margin percentage is primarily due to lower revenues offset in part by lower expenses through continued focus on our cost controls.

The Canadian pre-tax income was $0.8 million for the year ended June 30, 2009 compared to pre-tax income of $68.7 million for the same period in the prior year or a $67.9 million decline year-over-year. On a constant currency basis, pre-tax income decreased $66.3 million. The primary reason for the large decrease in pre-tax income was the $57.4 million of expense related to the pending class action settlement and for the potential settlement of certain of the similar class action proceedings pending in the other Canadian provinces. Other factors impacting the Canadian pre-tax income were lower store and regional operating margins and expenses related to the closure of approximately 20 under-performing locations. These additional expenses were offset by lower corporate-related expenses, lower net interest expense and the benefit from an exercise of its in-the-money puts which are designated as cash flow hedges as well as gains from the revaluation of foreign currencies related to its foreign exchange product. The balance of the increase relates to a transfer pricing adjustment in the prior year.

United Kingdom

Total U.K. revenues were $136.7 million for the year ended June 30, 2009 compared to $139.0 million for the year earlier period, a decrease of $2.2 million. The current year results were impacted by foreign currency decreases of $32.8 million offset by acquisitions and new stores of $9.7 million. In constant dollars and excluding the impact of acquisitions and new stores, U.K.’s revenues increased by $20.9 million or 15.0%. U.K.’s revenues exhibited growth in consumer lending and other revenues (pawn broking, gold scrap sales and foreign exchange products). As in the other two business sectors, U.K. check cashing revenues — on a constant currency basis and excluding acquisitions and new stores — decreased by approximately $9.8 million, or 17.0%. The U.K. recession and rising unemployment and the shrinking construction industry in the London area, principally due to the slowing housing market, were the primary drivers of the decreased check cashing fees in the United Kingdom.

The U.K. business showed strong growth in both consumer lending and other revenues. On a constant dollar basis and excluding the impacts of acquisitions and new stores, consumer lending revenues increased by $21.8 million or 33.3% and other revenues increased by $8.0 million or 74.9%. The increase in other revenues is principally due to the success of the foreign exchange product, the debit card business, gold sales and other ancillary products. On a constant currency basis, U.K. loan originations for the current quarter increased by $122.5 million or 33.9%. Consumer lending in the U.K. continues to benefit from a growing market of its loan products, in addition to strong growth in the pawn business, which primarily consists of loans on collateralized gold jewelry.

Store and regional expenses in the U.K. decreased by $3.1 million, or 3.7% from $83.5 million for the year ended June 30, 2008 as compared to $80.3 million for the current fiscal year. Excluding the impacts of changes in foreign currency rates, U.K. store and regional expenses increased by $16.0 million. The primary factors in the increased expenses were in the areas of salary/benefits, occupancy and depreciation — all areas that are consistent with an operation that is in a growth mode and has added approximately 25 new stores through either acquisition or de novo store builds. There was an increase of 1.0 pt relating to the provision for loan losses as a percentage of loan revenues. On a constant currency basis, the rate for the year ended June 30, 2008 was 9.9% while for the current fiscal year, the rate has increased to 10.9%. On a constant currency basis, U.K. store and regional margin percentage has improved from 39.9% for the year earlier period to 41.3% for the current year ended June 30, 2009 due to the strong revenue growth offset in part with a marginal increase in costs.

The U.K. pre-tax income was $36.4 million for the year ended June 30, 2009 compared to $22.7 million for the same period in the prior year or an increase of $13.7 million. On a constant currency basis the increase year-over-year was $22.8 million. In addition to the aforementioned increase in store and regional margins, the U.K. benefited from the exercise of its in-the-money put options which are designated as cash flow hedges. Furthermore, the unrealized gain of its term loans which are not denominated in GBP and the revaluation of foreign currencies held in U.K. stores for its foreign currency exchange product contributed to the balance of the increase.

Fiscal 2008 compared to Fiscal 2007

			% Inc/Dec -
	Year Ended June 30		Margin
	2008	2007	Change
	Thousands of US$

Revenue:
United States	$153,731	$136,005	13.0%
Store and regional margin	10.1%	12.6%	2.5 pts.
Canada	279,491	212,536	31.5%
Store and regional margin	45.9%	47.9%	2.0 pts.
United Kingdom	138,962	107,191	29.6%
Store and regional margin	39.9%	34.1%	5.8 pts.

Total Revenue	$572,184	$455,732	25.6%

Store and regional margin	$199,230	$155,491	28.1%

Store and regional margin %	34.8%	34.1%	0.7 pts.

The following table represents each reportable segment’s revenue as a percentage of total segment revenue and each reportable segment’s pre-tax income as a percentage of total segment pre-tax income:

	Revenue		Pre-Tax Income
	Year Ended June 30		Year Ended June 30
	2008	2007	2008	2007

United States	26.9%	29.8%	(15.1)%	(26.1	)%(1)
Canada	48.8%	46.6%	86.6%	100.3	%(2)
United Kingdom	24.3%	23.5%	28.5%	25.8	%(3)

(1)	Excludes one time charges of $31.8 million loss on extinguishment of debt, $24.3 million goodwill impairment and other charges of $3.3 million proceeds from litigation settlement.

(2)	Excludes $8.4 million unrealized foreign exchange loss on term loan.

(3)	Excludes $0.8 million unrealized foreign exchange gain on term loan.

United States

Total U.S. revenues were $153.7 million for fiscal 2008 compared to $136.0 million for fiscal 2007, an increase of 13.0%. This increase is a result of the acquisitions in Southeast Florida and the Midwestern states. Excluding the acquisitions, U.S. revenue would have declined by 15.2%. This decline is primarily due to a decline in consumer lending revenue related to the discontinuance of our bank-funded CustomCash® domestic installment loan program. The bank lender, First Bank, advised us that effective April 2007, it would no longer distribute its longer-term installment loans through third-party retail locations and instead would distribute such loans only through its own branch offices and the Internet. Accordingly, we have successfully transitioned our CustomCash® installment loan product customers to our company-funded short-term single payment loan but in most cases at lower principal and fee amounts as mandated by the laws in the states in which we operate. Beginning July 2007, we began offering company-funded CustomCash® domestic installment loans in our New Mexico market and began offering this product in our Utah market in January 2008. In August 2007, we launched an internet single-payment term loan site for residents of California and, in February 2008, for Arizona residents.

U.S. check cashing revenues, excluding the acquisitions, declined 6.1% as a result of a 4.7% decline in check counts and a 1.5% decline in the average fee per check. Including the acquisitions, check cashing revenues increased 18.5% due to the increased volume while the average fee per checked decreased to $13.77 in fiscal 2008 from $14.51 in fiscal 2007. All other U.S. revenues were essentially flat in fiscal 2008 as compared with the prior year.

Store and regional expenses in the United States, excluding the acquisitions, declined by 7.1% in fiscal 2008 compared to the prior year offsetting a portion of the revenue declines. Including the acquisitions, store and regional expenses increased 16.2% which is commensurate with the revenue generated from the two acquisitions. The U.S. provision for loan losses as a percent of loan revenue increased 1.0 pt. from 30.3% in fiscal 2007 to 31.3% in fiscal 2008. Overall U.S. store and regional margins declined to 10.1% of revenue in fiscal 2008 compared to 12.6% in fiscal 2007.

The U.S. pre-tax loss was $12.0 million for fiscal 2008 compared to a pre-tax loss of $70.0 million for fiscal 2007. In fiscal 2007, the United States incurred a $31.8 million one-time charge for the extinguishment of debt related to the cash tender offer of our U.S. 9.75% senior notes due 2011. Also in fiscal 2007, due to the inability of the United States to integrate the We The People Business into its existing check cashing and payday lending store network along with the litigation surrounding the We The People business, we approved and implemented a restructuring plan for the We The People Business and incurred a goodwill impairment and other charges of $24.3 million. Finally, during fiscal 2007, we settled the action we filed against IDLD, Inc., Ira Distenfield and Linda Distenfield and as a result we received $3.3 million (see Provision for (Proceeds from) Legal Settlement earlier in the discussion and analysis). Excluding these one-time charges in fiscal 2007, we reduced our U.S. pre-tax loss by $5.2 million from $17.2 million in fiscal 2007 to $12.0 million in fiscal 2008.

On June 30, 2008, as part of a process to rationalize our U.S. markets, we made a determination to close 24 of our unprofitable stores in various U.S. markets. Subsequent to the 2008 fiscal year end, in August 2008, we identified another 29 stores in the United States that are underperforming and which will be closed or merged into a geographically proximate store.

Canada

Total Canadian revenues were $279.5 million for fiscal 2008 compared to $212.5 million for fiscal 2007, an increase of $67.0 million or 31.5%. The effect of the 82 store franchise acquisition in early fiscal 2007 accounted for $25.3 million of the increase and currency rates attributed to $25.7 million of the increase. Excluding the impact of the change in currency rates, year over year: check cashing revenue increased by $7.1 million or 9.5%; consumer lending revenue increased $24.0 million or 19.5%; money transfer fees increased $3.0 million or 23.2% and; other revenues, principally branded debit card sales and the foreign currency product, increased by $7.1 million or 26.2%. The impact of the 82 store franchise acquisition in early fiscal 2007 accounted for $6.2 million of the check cashing increase, $14.2 million of the consumer lending increase, $1.5 million of the money transfer fee increase and $3.3 million of the other revenue increase.

With regard to the increase in Canadian check cashing revenue, while the number of checks cashed remained relatively flat year over year, the average face amount per check increased from $448.96 in fiscal 2007 to $539.83 in fiscal 2008 or an increase of 20.2%. Excluding the impact of exchange rates, the increase was approximately 7.4%. Consequently, the overall average fee per check increased from $15.43 in fiscal 2007 to $18.66 in fiscal 2008 or an increase of 20.9%. Excluding the impact of exchange rates, the increase was approximately 7.9%. Excluding the change in currency rates, consumer loan originations increased by $85.3 million year over year accounting for the overall growth in consumer lending revenue.

Store and regional expenses in Canada increased $40.6 million or 36.7% from $110.7 million in fiscal 2007 to $151.3 million in fiscal 2008. Changes in the currency rate attributed to $13.4 million of this increase. The balance of the increase in store and regional expenses is commensurate with the revenue growth. The Canadian provision for loan losses as a percent of loan revenue increased 6.0 pts. from 12.4% in fiscal 2007 to 18.4% in fiscal 2008. Overall Canadian store and regional margins declined to 45.9% of revenue in fiscal 2008 from 47.9% in fiscal 2007.

The Canadian pre-tax income was $68.7 million for fiscal 2008 compared to pre-tax income of $57.8 million for fiscal 2007. In fiscal 2007 Canada incurred a one-time charge of $8.4 related to the mark to market of term loan debt which is denominated in U.S. dollars. In December 2006 this debt was hedged through cross currency interest rate swaps which synthetically converted the U.S. denominated debt into the local currency thus eliminating any future mark to market gains or losses. Excluding this one-time charge in fiscal 2007, we increased our Canadian pre-tax income by $2.5 million from $66.2 million in fiscal 2007 to $68.7 million in fiscal 2008. Changes in currency rates accounted for an additional $8.0 million of pre-tax income in fiscal 2008 as compared to the same period in the prior year.

In August 2008, the Company identified 17 stores in Canada that are underperforming which will be closed or merged into a geographically proximate store.

United Kingdom

Total U.K. revenues were $139.0 million for fiscal 2008 compared to $107.2 million for fiscal 2007, an increase of $31.8 million or 29.6%. Excluding the impact of the change in currency rates, year over year: check cashing revenue increased by $3.8 million or 7.1%; consumer lending revenue increased $20.0 million or 43.9%; money transfer fees increased $0.6 million or 11.7% and; other revenues, principally the foreign currency product and unredeemed pawn sales, increased by $3.3 million or 64.2% reflecting very strong growth in these two products.

With regard to the increase in U.K. check cashing revenue, while the number of checks cashed remained relatively flat year over year, the average face amount per check increased from $739.76 in fiscal 2007 to $775.71 in fiscal 2008 or an increase of 4.9%. Excluding the impact of exchange rates, the increase was approximately 1.2%. However, as a result of the type of checks cashed, the overall average fee per check increased from $38.33 in fiscal 2007 to $42.57 in fiscal 2008 or an increase of 11.1%. Excluding the impact of exchange rates, the increase was approximately 7.2%. Excluding the change in currency rates, consumer loan originations increased by $85.7 million year over year accounting for the overall growth in consumer lending revenue.

Store and regional expenses in the United Kingdom increased by $12.9 million or 18.2% from $70.6 million in fiscal 2007 to $83.5 million in fiscal 2008. Changes in the currency rates attributed to $2.6 million of this increase. The balance of the increase in store and regional expenses is commensurate with the revenue growth. The U.K. provision for loan losses as a percent of loan revenue declined 12.5 pts. from 22.4% in fiscal 2007 to 9.9% in fiscal 2008 reflecting significant improvements in collection practices. Overall U.K. store and regional margins increased to 39.9% of revenue in fiscal 2008 from 34.1% in fiscal 2007.

The U.K. pre-tax income was $22.7 million for fiscal 2008 compared to pre-tax income of $17.8 million for fiscal 2007. In fiscal 2007 the United Kingdom incurred a one-time gain of $0.8 related to the mark to market of term loan debt which is denominated in currencies other than the local currency. In December 2006 this debt was hedged through cross currency interest rate swaps which synthetically converted the debt into the local currency thus eliminating any future mark to market gains or losses. Excluding this one-time benefit in fiscal 2007, we increased our U.K. pre-tax income by $5.7 million from $17.0 million in fiscal 2007 to $22.7 million in fiscal 2008. Changes in currency rates accounted for $0.6 million of the increase in fiscal 2008 as compared to the same period in the prior year.

Seasonality

Our business is seasonal due to the impact of several tax-related services, including cashing tax refund checks, making electronic tax filings and processing applications of refund anticipation loans. Historically, we have generally experienced our highest revenues and earnings during our third fiscal quarter ending March 31, when revenues from these tax-related services peak. Due to the seasonality of our business, results of operations for any fiscal quarter are not necessarily indicative of the results of operations that may be achieved for the full fiscal year. In addition, quarterly results of operations depend significantly upon the timing and amount of revenues and expenses associated with the addition of new stores.

Balance Sheet Variations

June 30, 2009 compared to June 30, 2008.

Loans receivable, net decreased by $1.1 million to $114.7 million at June 30, 2009 from $115.8 million at June 30, 2008. Our loans receivable increased by $0.2 million and the related allowance for loan losses increased by $1.3 million. The acquisitions of Express Finance in the United Kingdom and Optima in Poland accounted for an increase of $14.2 million in loans receivable and an increase of $3.2 million in the allowance for loan losses, a net increase in loans receivable of $11.0 million. Excluding acquisitions and the impact of foreign exchange rates, net loans receivable would have increased by $3.9 million. Also contributing to the decrease is the reduction in the average loan principal from $443 for the year ended June 30, 2008 to $391 for the current fiscal year period. On a constant currency basis, the average loan principal decreased a nominal 1.4% for the current fiscal year period compared to the prior year. In constant dollars and excluding acquisitions, the allowance for loan losses decreased by $0.9 million and went from 6.4% of outstanding principal at June 30, 2008 to 5.5% at June 30, 2009. This decrease can be attributed to a number of factors:

•	Improved U.S. collections and our deliberate actions to decrease our risk exposure by reducing the amount that we are willing to loan to certain customer segments, the historical loss rate, which is expressed as a percentage of loan amounts originated for the last twelve months applied against the principal balance of outstanding loans declined, and as a result, the ratio of the allowance for loan losses related to U.S. short-term consumer loans decreased by 30.3% from 6.6% at June 30, 2008 compared to 4.6% at June 30, 2009.

•	In constant dollars, the Canadian ratio of allowance for loan losses has decreased from 5.5% at June 30, 2008 to 3.3% at June 30, 2009. This decrease is reflective of the reduction and eventual elimination of several smaller product lines in the Canadian business.

•	In constant dollars, the U.K.’s allowance for loan losses remained relatively stable at approximately 6.8% of outstanding principal at both June 30, 2008 and 2009. There has been some upward pressure on the allowance associated with the standard short-term consumer loan product that has been offset by decreases in the allowance related to pawn lending and longer-term installment loan products.

Loans in default, net decreased by $4.9 million from $11.3 million at June 30, 2008 compared to $6.4 million at June 30, 2009. Of this decrease, approximately $1.0 million was related to the impact of foreign currency rates leaving the net decrease in constant dollars at approximately $3.9 million. The net constant dollar change is consistent with overall decreases in our funded loan originations resulting from the economic slowdown as well as our more cautious approach to lending in all of our segments.

The fair value of derivatives decreased by $27.0 million from a liability of $37.2 million at June 30, 2008 to $10.2 million at June 30, 2009. During the fourth quarter of the current fiscal year, we executed an early settlement of our two cross-currency interest rate swaps in the United Kingdom leaving the cross-currency interest rate swaps related to our Canadian external bank debt. The change in the fair value of these cash flow hedges are a result of the change in the foreign currency exchange rates and interest rates.

Property and equipment, net of accumulated depreciation decreased $9.4 million from $68.0 million at June 30, 2008 to $58.6 million at March 31, 2009. The decrease is primarily due to the impact of the exchange rates on our foreign subsidiaries of $3.5 million in Canada and $4.1 million in the United Kingdom. The decrease is also attributable to a write-off of net fixed assets related to the closed North American stores and depreciation.

Goodwill and other intangibles decreased $16.4 million, from $470.7 million at June 30, 2008 to $454.3 million at June 30, 2009 due primarily to foreign currency translation adjustments of $39.8 million, partially offset by acquisitions of $19.4 million.

Accounts payable decreased $14.8 million from $51.1 million at June 30, 2008 to $36.3 million at June 30, 2009 primarily due to the timing of settlements with third-party vendors and our franchisees. Currency exchange rates in Canada and the United Kingdom accounted for $1.6 million and $2.4 million of the decrease, respectively.

Liquidity and Capital Resources

Our principal sources of cash are from operations, borrowings under our credit facilities and the issuance of our common stock and senior convertible notes. We anticipate that our primary uses of cash will be to provide working capital, finance capital expenditures, meet debt service requirements, fund company originated consumer loans, finance store expansion, finance acquisitions and finance the expansion of our products and services.

Net cash provided by operating activities was $29.3 million in fiscal 2007, $80.8 million for fiscal 2008 and $59.2 million in fiscal 2009. The decrease in net cash provided from operating activities was primarily a result of the impact of foreign exchange rates on translated net income and timing differences in payments to third party vendors.

Net cash used in investing activities was $170.7 million in fiscal 2007, $167.0 million in fiscal 2008 and $42.0 million in fiscal 2009. Our investing activities primarily related to acquisitions, purchases of property and equipment for our stores and investments in technology. For fiscal 2007, we made capital expenditures of $19.4 million and acquisitions of $151.2 million compared to capital expenditures of $23.5 million and acquisitions of $143.4 million in fiscal 2008. The actual amount of capital expenditures each year will depend in part upon the number of new stores opened or acquired and the number of stores remodeled. During fiscal 2009 we made capital expenditures of $15.7 million and acquisitions of $26.2 million.

Net cash provided by financing activities was $2.7 million for the twelve months ended June 30, 2009 compared to net cash provided by financing activities of $0.3 million for fiscal 2008 and $307.4 million in fiscal 2007. The cash provided by financing activities during fiscal 2009 was primarily a result of the proceeds from termination of the U.K. cross currency swaps of $14.4 million and $3.3 million proceeds from the exercise of stock options. This was partially offset by the $7.4 million in debt payments of and $7.5 million for stock repurchase. The cash provided by financing activities during fiscal 2008 was primarily a result of the use of the overdraft facility in the United Kingdom in the amount of $5.3 million, proceeds from of the exercise of stock options of $1.1 million and $1.0 million due to the decrease of restricted cash. This was partially offset by scheduled principal payments on our long term debt obligations which totaled $6.5 million. The cash provided by financing activities during fiscal 2007 was primarily a result of an increase in our long-term debt in order to refinance our previously existing Notes, as well as the increase in our long-term debt and amount borrowed on our credit facility related to acquisitions.

Credit Facilities  On October 30, 2006, we entered into a Credit Agreement. The Credit Agreement is comprised of the following: (i) a senior secured revolving credit facility in an aggregate amount of $75.0 million, which we refer to as the U.S. Revolving Facility, with OPCO as the borrower; (ii) a senior secured term loan facility with an aggregate amount of $295.0 million, which we refer to as the Canadian Term Facility with National Money Mart Company, a wholly-owned Canadian indirect subsidiary of OPCO, as the borrower; (iii) a senior secured term loan facility with Dollar Financial U.K. Limited, a wholly-owned U.K. indirect subsidiary of OPCO, as the borrower, in an aggregate amount of $80.0 million (consisting of a $40.0 million tranche of term loans and another tranche of term loans equivalent to$40.0 million denominated in Euros), which we refer to as the UK Term Facility, and (iv) a senior secured revolving credit facility in an aggregate amount of $25.0 million, which we refer to as the Canadian Revolving Facility, with National Money Mart Company as the borrower.

In April 2007, we entered into an amendment and restatement of the Credit Agreement to, among other things, change the currency of the Canadian Revolving Facility to Canadian dollars (C$28.5 million), make corresponding modifications to the interest rates applicable and permit secured debt in the United Kingdom not to exceed GBP 5.0 million. On June 20, 2007, we entered into a second amendment of the Credit Agreement to, among other things, permit the issuance of up to $200 million of unsecured senior convertible debt, make changes to financial covenants and other covenants in connection with the issuance of such debt and to increase the amount of acquisitions permitted under the Credit Agreement.

The Credit Agreement contains certain financial and other restrictive covenants, which among other things, require us to achieve certain financial ratios, limit capital expenditures, restrict payment of the dividends and obtain certain approvals if we want to increase borrowings. As of June 30, 2009, we are in compliance with all covenants.

Revolving Credit Facilities  We have three revolving credit facilities: the U.S. Revolving Facility, the Canadian Revolving Facility and the United Kingdom Overdraft Facility.

United States Revolving Credit Facility  OPCO is the borrower under the U.S. Revolving Facility which has an interest rate of LIBOR plus 300 basis points, subject to reductions as we reduce our leverage. The facility terminates on October 30, 2011. The facility may be subject to mandatory reduction and the revolving loans subject to mandatory prepayment (after prepayment of the term loans under the Credit Agreement), principally in an amount equal to 50% of excess cash flow (as defined in the Credit Agreement). OPCO’s borrowing capacity under the U.S. Revolving Facility is limited to the lesser of the total commitment of $75.0 million or 85% of certain domestic liquid assets plus $30.0 million. Under this revolving facility, up to $30.0 million may be used in connection with letters of credit. At June 30, 2009, the borrowing capacity was $73.5 million. At June 30, 2009, there was no outstanding indebtedness under the U.S. Revolving Facility and $13.6 million outstanding in letters of credit issued by Wells Fargo Bank, which guarantee the performance of certain of our contractual obligations.

Canadian Revolving Credit Facility  National Money Mart Company, OPCO’s wholly owned indirect Canadian subsidiary, is the borrower under the Canadian Revolving Facility which has an interest rate of CDOR plus 300 basis points, subject to reductions as we reduce our leverage. The facility terminates on October 30, 2011. The facility may be subject to mandatory reduction and the revolving loans subject to mandatory prepayment (after prepayment of the term loans under the Credit Agreement), principally in an amount equal to 50% of excess cash flow (as defined in the Credit Agreement). National Money Mart Company’s borrowing capacity under the Canadian Revolving Facility is limited to the lesser of the total commitment of C$28.5 million or 85% of certain combined liquid assets of National Money Mart Company and Dollar Financial U.K. Limited and their respective subsidiaries. At June 30, 2009, the borrowing capacity was C$28.5 million. There was no outstanding indebtedness under the Canadian facility at June 30, 2009.

United Kingdom Overdraft Facility  In the third quarter of fiscal 2008, our U.K subsidiary entered into an overdraft facility which provides for a commitment of up to GBP 5.0 million. There was no outstanding indebtedness under the United Kingdom facility at June 30, 2009. We have the right of offset under the overdraft facility, by which we net our cash bank accounts with our lender and the balance on the overdraft facility. Amounts outstanding under the United Kingdom overdraft facility bear interest at a rate of the Bank Base Rate (0.5% at June 30, 2009) plus 2.0%. Interest accrues on the net amount of the overdraft facility and the cash balance.

Debt Due Within One Year  As of June 30, 2009, debt due within one year consisted of $3.8 million mandatory repayment of 1.0% per annum of the original principal balance of the Canadian Term Facility and the U.K. Term Facility and $2.1 million related to debt from the recently completed Poland acquisition.

Long-Term Debt  As of June 30, 2009, long term debt consisted of $200.0 million principal amount of Convertible Notes discounted to $161.3 million and $364.9 million in term loans due October 30, 2012 under the Credit Agreement and $4.2 million related to debt from the recently completed Poland acquisition.

Operating Leases  Operating leases are scheduled payments on existing store and other administrative leases. These leases typically have initial terms of five years and may contain provisions for renewal options, additional rental charges based on revenue and payment of real estate taxes and common area charges.

We entered into the commitments described above and other contractual obligations in the ordinary course of business as a source of funds for asset growth and asset/liability management and to meet required capital needs. Our principal future obligations and commitments as of June 30, 2009, excluding periodic interest payments, include the following (in thousands):

		Less than	1-3	4-5	After 5
	Total	1 Year	Years	Years	Years

Long-term debt:
Term loans due 2012	$368,722	$3,791	$7,583	$357,348	$—
2.875% Senior Convertible Notes due 2027	200,000	—	—	—	200,000
Other Notes Payable	6,268	2,089	4,179	—	—
Operating lease obligations	135,078	33,532	47,997	27,652	25,897

Total contractual cash obligations	$710,068	$39,412	$59,759	$385,000	$225,897

We believe that, based on current levels of operations and anticipated improvements in operating results, cash flows from operations and borrowings available under our credit facilities will allow us to fund our liquidity and capital expenditure requirements for the foreseeable future, including payment of interest and principal on our indebtedness. This belief is based upon our historical growth rate and the anticipated benefits we expect from operating efficiencies. We expect additional revenue growth to be generated from increased revenues related to the maturity of new stores and the continued expansion of the business through new stores and expanded platforms. We also expect operating expenses to increase, although the rate of increase is expected to be less than the rate of revenue growth for existing stores. Furthermore, we do not believe that additional acquisitions or expansion are necessary to cover our fixed expenses, including debt service.

Impact of Inflation

We do not believe that inflation has a material impact on our earnings from operations.

Impact of Recent Accounting Pronouncement

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when they are required to use a fair value measurement for recognition or disclosure purposes under generally accepted accounting principles. As a result of SFAS 157, there is now a common definition of fair value to be used throughout U.S. GAAP. This new standard makes the measurement for fair value more consistent and comparable and improves disclosures about those measures. We adopted this statement beginning July 1, 2008.

On February 15, 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities , applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. We adopted SFAS 159 beginning July 1, 2008. The pronouncement has no effect on our financial statements and we have not elected the fair value option for any items on our balance sheet.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141R, Business Combinations (a revision of Statement No. 141 (“SFAS 141R”). This Statement applies to all transactions or other events in which an entity obtains control of one or more businesses, including those combinations achieved without the transfer of consideration. This Statement retains the fundamental requirements in Statement No. 141 that the acquisition method of accounting be used for all business combinations. This Statement expands the scope to include all business combinations and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values as of the acquisition date. Additionally, SFAS 141R changes the way entities account for business combinations achieved in stages by requiring the identifiable assets and liabilities to be measured at their full fair values. This Statement is effective on a prospective basis to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, which is July 1, 2009 for us. This is with the exception to the provisions of this Statement that amend FASB Statement No. 109 and Interpretation No. 48, which will be applied prospectively as of the adoption date and will apply to business combinations with acquisition dates before the effective date of SFAS 141R.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (“SFAS 160”). This Statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, this Statement requires that consolidated net income include the amounts attributable to both the parent and the noncontrolling interest. SFAS 160 is effective for us beginning July 1, 2009. With purchase of 76% of Optima S.A. in June 2009 this statement impacts our consolidated financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 applies to all derivative instruments and related hedged items accounted for under Statement of Financial Accounting Standards No. 133. SFAS 161 requires (1) qualitative disclosures about objectives for using derivatives by primary underlying risk exposure and by purpose or strategy, (2) information about the volume of derivative activity in a flexible format that the preparer believes is the most relevant and practicable, (3) tabular disclosures about balance sheet location and gross fair value amounts of derivative instruments, income statement and other comprehensive income location and amounts of gains and losses on derivative instruments by type of contract and (4) disclosures about credit-risk-related contingent features in derivative agreements. We adopted the provisions of SFAS 161 on January 1, 2009.

In May 2008, the FASB issued FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled Upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”). FSP APB 14-1, requires the initial proceeds from convertible debt that may be settled in cash to be bifurcated between a liability component and an equity component. The objective of the guidance is to require the liability and equity components of convertible debt to be separately accounted for in a manner such that the interest expense recorded on the convertible debt would not equal the contractual rate of interest on the convertible debt, but instead would be recorded at a rate that would reflect the issuer’s conventional debt borrowing rate. This is accomplished through the creation of a discount on the debt that would be accreted using the effective interest method as additional non-cash interest expense over the period the debt is expected to remain outstanding. The provisions of FSP APB 14-1, are effective for us beginning July 1, 2009 and are required to be applied retroactively to all periods presented. FSP APB 14-1, impacts the accounting for our 2.875% Senior Convertible Notes due 2027 and results in additional interest expense of approximately $8.1 million and $8.9 million in fiscal years 2008 and 2009, respectively. Also, we reduced our debt balance by recording a debt discount of approximately $55.8 million, with an offsetting increase to additional paid in capital. Such amount will be amortized over the remaining expected life of the debt.

In April 2009, the FASB issued FASB Staff Position SFAS 107-b, “Disclosures about Fair Value of Financial Instruments” (“FSP SFAS 107-b”). The FSP amends FASB Statement No. 107, “Disclosures about Fair Values of Financial Instruments,” to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements. FSP SFAS 107-b is effective for interim periods ending after June 15, 2009, but early adoption is permitted for interim periods ending after March 15, 2009. We plan to adopt FSP SFAS 107-b and provide the additional disclosure requirements for our first quarter 2010.

In May 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events” (SFAS 165). Under SFAS 165, requires companies to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities. SFAS 165 requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process. Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date. SFAS 165, also requires entities to disclose the date through which subsequent events have been evaluated. SFAS 165 is effective for interim and annual reporting periods ending after June 15, 2009. We adopted the provisions of SFAS 165 for the year ended June 30, 2009, as required, the adoption did not have a material impact on our financial statements. We have evaluated subsequent events from the balance sheet date through September 3, 2009, and determined there are no material transactions to disclose.

In June, 2009, the FASB issued Statement of Financial Accounting Standards No. 168 (SFAS 168) “Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles” — a replacement of FASB Statement No. 162. SFAS 168 establishes the FASB Accounting Standards Codificationtm as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP. FAS 168 will be effective for financial statements issued for interim and annual periods ending after September 15, 2009, for most entities. On the effective date, all non-SEC accounting and reporting standards will be superseded. We will adopt SFAS 168 for the quarterly period ended September 30, 2009, as required, and adoption is not expected to have a material impact on our consolidated financial statements.